AGREEMENT AND PLAN OF MERGER

dated as of

May 17, 2007

among

WPP GROUP PLC

TS TRANSACTION, INC.

and

24/7 REAL MEDIA, INC.

INDEX OF ANNEXES

Annex I	Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 17, 2007 among 24/7 Real Media, Inc., a Delaware corporation (the “Company”), WPP Group plc, a United Kingdom public limited company (“Parent”), and TS Transaction, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, it is proposed that Merger Subsidiary shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (the “Company Shares”) of Company Common Stock (as defined herein), at a price of $11.75 per share in cash (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deems it advisable and in the best interests of their respective stockholders to consummate the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.           Definitions.  (a)  As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or indication of interest relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, respectively, of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, respectively, of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, respectively, of the Company, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated assets of the Company (measured by the lesser of book or fair market value thereof), or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, respectively, of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule or regulation enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2006 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

“Company Balance Sheet Date” means December 31, 2006.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company IP” means all Intellectual Property Rights owned by the Company and/or any of its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising out of (A) any adverse effect (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Offer or the Merger, (B) general economic, market or political conditions (including acts of terrorism or war or other force majeure events) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure of the Company or any of its Subsidiaries to take any action as a result of restrictions or other prohibitions set forth in the second sentence of Section 7.01, including Parent’s refusal to grant its consent to such action pursuant to Section 7.01, (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (G) any Proceeding made or brought by any holder of Company Shares (on any holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger).

“Company Restricted Share” means a restricted share of Company Common Stock issued pursuant to any of the Company Stock Plans that remains unvested.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Debenture” means the 2% Convertible Debenture due September 2009, issued on September 26, 2003 with an aggregate principal face amount of $15.0 million, as amended.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means all federal, foreign, state and local laws, rules, regulations, ordinances, final judgments, orders and written directives of any Government Authority that relate to the pollution or protection of the environment or the protection of human health and safety.

“Environmental Permits” means all permits, licenses and authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code, or is under “common control” with the Company, under Section 4001(a)(14) of ERISA.

“Fully-Diluted Shares” means, as of a particular date, the sum of (i) all shares of Company Common Stock outstanding on such date; and (ii) all shares of Company Common Stock into which all securities convertible into or exercisable or exchangeable for shares of Company Common Stock outstanding on such date are convertible, exercisable or exchangeable as of such date or would become convertible, exercisable or exchangeable after such date and on or before the End Date by reason of the transactions contemplated hereby or otherwise.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) domestic or foreign government or state, department, local authority or other political subdivision thereof, (ii) domestic or foreign governmental body, agency, authority (including any central bank, or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) Nasdaq, the London Stock Exchange, or the UK Listing Authority.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Materials” means any substance, material or waste subject to regulation under Environmental Laws as a hazardous substance, hazardous material, hazardous waste, toxic substance, pollutant or contaminant.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, or (iii) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) and (ii) above of any other Person; provided, however, that Indebtedness shall not include any inter-company indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries.

“Intellectual Property Rights” means all rights in intellectual property, including all (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) copyrights, whether or not registered, (v) computer software, (vi) trade secrets, (vii) applications for and registrations of any of the foregoing, (viii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, designs, and related documentation, (ix) moral rights and all rights of attribution, publicity and privacy, and (x) other proprietary or confidential information or material.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset (but excluding (i) licenses and other agreements related to Intellectual Property Rights which are not intended to secure an obligation, (ii) any obligation to accept returns of inventory, and (iii) any obligation arising by reason of restrictions on transfer under federal, state and foreign securities laws).   For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means The Nasdaq Stock Market.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Depositary Shares” means the American Depositary Shares of Parent, each of which represents five Parent Ordinary Shares.

“Parent Ordinary Shares” means the ordinary shares, nominal value of 10p, of Parent.

“Parent Volume Weighted Average Price” means the volume weighted average price of a Parent Depositary Share on the Nasdaq for the ten (10) trading days immediately preceding the date on which the Effective Time occurs.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) Liens (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice which do not materially interfere with any present use of the property or assets to which such Lien relates.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel (but excluding normal course prosecution proceedings before the U.S. Patent and Trademark Office, U.S. Copyright Office and other IP registries but not, for example, inter partes proceedings, reissues and reexaminations).

“Registered IP” means all U.S., international and foreign issued patents, registered trademarks, registered service marks, registered copyrights, and registered Internet domain names, owned by the Company or any of its Subsidiaries and all applications therefor filed by or on behalf of Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing 50% or more of the equity of such entity are at any time directly or indirectly owned or controlled by such Person.  For purposes of this Agreement, K.K. 24/7 Search and Dentsu 24/7 Search Holdings B.V. shall each be deemed to be a Subsidiary of the Company.

“Superior Proposal” means any bona fide written Acquisition Proposal which did not result from a breach of Section 7.03 made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, at least a majority of the outstanding shares of Company Common Stock (so long as such Third Party is obligated to consummate a customary back-end merger, if applicable, pursuant to which any remaining holders of Company Common Stock are entitled to receive the same consideration) or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and other conditions to consummation, (i) provides greater value to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement or the Offer proposed by Parent in response to such Superior Proposal or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party or reasonably determined to be available by the Company Board), and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.

“Tax” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, profits, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, estimated, withholding, employment, payroll, business license, occupation, stamp, environmental, workers’ compensation and franchise taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing imposed by the United States of America or any state, local or foreign government, territory or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Benefit” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” means all reports, returns, declarations, claims for refund, statements or other information (including elections, estimates, declarations, amendments, schedules, information returns or attachments thereto) required to be supplied to a Governmental Authority in connection with Taxes.

“Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	7.03(a)
Aggregate Information	5.25
Agreement	Preamble
Board Recommendation	2.02(a)
Capex Budget	7.01(d)
Certificates	3.04(a)
Closing	3.01
Company	Preamble
Company Bylaws	5.01
Company Certificate of Incorporation	4.01
Company Disclosure Documents	5.09(a)
Company Employee Plan	5.16(a)
Company Employees	8.03(a)
Company SEC Documents	5.07(a)
Company Securities	5.05(c)
Company Shares	Recitals
Company Stock Option	3.06(a)
Company Stock Plans	3.06(a)
Company Subsidiary Securities	5.06(c)
Confidentiality Agreement	7.03(b)
Continuing Director	2.03(c)
Current D&O Insurance	8.04(b)
Defined Benefit Pension Plans	5.16(b)
Dissenting Shares	3.05
Effective Time	3.02(a)
Employee Plan	5.16(a)
Employment Agreement	5.16(a)
End Date	11.01(b)
Europe Company Stock Options	3.06(a)
European Person	3.06(a)
Exchange Agent	3.04(a)
Foreign Competition Laws	5.03

Term	Section
Indemnified Person	8.04(a)
Insurance Policies	5.18(a)
International Plans	5.16(l)
Leased Real Property	5.21(b)
Limiting Contract	5.26(b)
Material Contract	5.14(b)
Maximum Premium	8.04(b)
Merger	Recitals
Merger Certificate	3.02(a)
Merger Consideration	3.03(a)
Merger Subsidiary	Preamble
Minimum Condition	2.01(a)
Non-Europe Company Stock Options	3.06(a)
Offer	Recitals
Offer Documents	2.01(b)
Offer Price	Recitals
Parent	Preamble
Parent Restricted Depositary Shares	3.06(c)
Parent Restricted Ordinary Shares	3.06(c)
Personally Identifiable Information	5.25
Proxy Statement	5.09(a)
Reporting Tail Endorsement	8.04(b)
Schedule 14D-9	2.02(b)
Schedule TO	2.01(b)
Search/Advertising Clients	5.26(b)
Stockholder Approval	5.02(a)
Stockholder Meeting	7.02(a)
Subsequent Offering Period	2.01(a)
Surviving Corporation	3.02(b)
Technology Agreements	5.26(a)
Technology Clients	5.26(a)
Top Up Closing	2.04(b)
Top Up Option	2.04(a)
Top Up Option Shares	2.04(a)
Uncertificated Shares	3.04(a)
Warrants	3.07

Section 1.02.           Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to “$”and “dollars” are to the currency of the United States.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to a party’s “knowledge” are references to the actual knowledge of (i) the current executive officers of that party and (ii) with respect to the Company, the employees of the Company and/or any of its Subsidiaries listed on Section 1.02 of the Company Disclosure Schedule, to the extent any such employee is not an executive officer of the Company.

ARTICLE 2
THE OFFER

Section 2.01.           The Offer.  (a)  Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof (and in any event no later than ten Business Days after the date hereof), Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer.  The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Shares that, together with the Company Shares then directly or indirectly owned by Parent, represents at least a majority of all Fully-Diluted Shares (the “Minimum Condition”) and to the other conditions set forth in Annex I.  Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Company Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or otherwise amends or modifies the Offer in any manner materially adverse to the holders of Company Shares, and (iii) the Offer may not be extended except as set forth in this Section 2.01(a).  Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) after the date that the Offer is commenced.  Merger Subsidiary, at the request of the Company, shall extend the Offer (1) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions, (y) the reasonable determination by Parent that any such condition to the Offer is not capable of being satisfied on or prior to the End Date, provided that the inability to satisfy such condition does not result from any breach of any provision of this Agreement by Parent or Merger Subsidiary, and (z) the End Date, and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law.  Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act, if, as of the commencement of each such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Company Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253(a) of Delaware Law.  Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for, as promptly as practicable, all Company Shares (A) validly tendered and not withdrawn pursuant to the Offer after the final expiration of the Offer and/or (B) validly tendered in any Subsequent Offering Period.  The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.

(b)           As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of Company Shares.  The Company shall promptly furnish to Parent and Merger Subsidiary in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Subsidiary for inclusion in the Schedule TO or the Offer Documents.  Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Subsidiary shall promptly provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.

Section 2.02.           Company Action.  (a)(i)  The Company hereby consents to the Offer and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (A) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (C) recommending that the Company’s stockholders accept the Offer, tender their Company Shares to Merger Subsidiary pursuant to the Offer and grant the Stockholder Approval (such recommendation, the “Board Recommendation”).

(ii)           The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 7.03(b), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents.  The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.  Parent and Merger Subsidiary shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence in accordance with the terms and conditions of the Confidentiality Agreement.

(b)           As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Company Shares, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall reflect the Board Recommendation.  Each of Parent and Merger Subsidiary shall promptly furnish to the Company in writing all information concerning Parent and Merger Subsidiary that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect.  The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel.  The Company shall promptly provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 2.03.           Directors.  (a)  Effective upon the acceptance for payment of any Company Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (x) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section), and (y) the percentage that the number of Company Shares beneficially owned by Parent and/or Merger Subsidiary (including Company Shares accepted for payment) bears to the total number of Company Shares outstanding, and the Company shall use reasonable best efforts to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors.  At such time, the Company shall use reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case to the fullest extent permitted by Applicable Law.

(b)           The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section.  Parent shall supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c)           Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) (or the approval of the sole Continuing Director if there shall be only one Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, including any decrease in or change of form of the Merger Consideration, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and any amendment or change to Section 8.03.  Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by the action of a majority of the Continuing

Directors (or the approval of the sole Continuing Director if there shall be only one Continuing Director).

Section 2.04.           Top Up Option.  (a)  The Company hereby irrevocably grants to Merger Subsidiary an option (the “Top Up Option”), exercisable upon the terms and conditions set forth in this Section 2.04, to purchase that number of Company Shares (the “Top Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares directly or indirectly owned by Parent at the time of such exercise, shall constitute one share more than 90% of the Fully-Diluted Shares (and assuming the issuance of the Top Up Option Shares) at a price per share equal to the Offer Price; provided that in no event shall the Top Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to Company Shares reserved for issuance under the Company Stock Plans as if such shares were outstanding).

(b)           Merger Subsidiary may exercise the Top Up Option, in whole but not in part, at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.  In the event that Merger Subsidiary wishes to exercise the Top Up Option, it shall notify the Company in writing, and shall set forth in such notice: (i) the number of shares of Company Common Stock that will be owned by Parent and Merger Subsidiary immediately preceding the purchase of the Top Up Option Shares, and (ii) the place and time for the closing of the purchase of the Top Up Option Shares by Merger Subsidiary, which shall not be more than five (5) Business Days after delivery of such notice (the “Top Up Closing”). At the Top Up Closing, Parent or Merger Subsidiary shall pay the Company the aggregate purchase price for the Top Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by the Offer Price) by wire transfer of same day funds to a bank designated by the Company in an amount at least equal to the aggregate par value of the Top Up Option Shares and the issuance of a promissory note, bearing simple interest at 5% percent per annum and due seven (7) Business Days after the Top Up Closing for the balance of the purchase price, and the Company shall caused to be issued to Merger Subsidiary a certificate representing such Top Up Option Shares.

(c)           Parent and Merger Subsidiary acknowledge that the Company Shares which Merger Subsidiary may acquire upon exercise of the Top Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Merger Subsidiary represent and warrant to the Company that Merger Subsidiary is, or will be upon the purchase of the Top Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act.  Merger Subsidiary agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by Merger Subsidiary for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the 1933 Act).

ARTICLE 3
THE MERGER

Section 3.01.           The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 10, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, NY 10036-8299, unless another place is agreed to by the parties hereto.

Section 3.02.           The Merger.  (a)  As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Merger Certificate”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the Merger Certificate is duly filed with the Delaware Secretary of State or at such later time as is agreed to by Parent and the Company and specified in the Merger Certificate.

(b)           At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 3.03.           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)           except as otherwise provided in Sections 3.03(b), 3.03(c), 3.05 or 3.06(c), each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $11.75 in cash or any different amount as may have been paid per Company Share in the Offer, without interest (the “Merger Consideration”);

(b)           each Company Share held by the Company as treasury stock or by any wholly-owned Subsidiary of the Company and each Company Share owned by Parent or Merger Subsidiary (whether pursuant to the Offer or otherwise) or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no payment shall be made with respect thereto; and

(c)           each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.04.           Surrender and Payment.  (a)  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company

Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”).  Promptly after the Effective Time, Parent shall pay to the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)           Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no further registration of transfers of Company Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)           Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 3.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)            Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 3.04(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.05.           Dissenting Shares.  Notwithstanding Section 3.03, any Company Shares outstanding immediately prior to the Effective Time (collectively, the “Dissenting Shares”) held by a holder who has not voted in favor of adoption of this Agreement or the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration in accordance with Section 3.03, without interest thereon, upon surrender of the Certificate formerly representing such Shares.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.06.           Company Stock Options; Restricted Share Awards.  (a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under any stock option or equity compensation plan or agreement (the “Company Stock Plans”), that is neither vested nor exercisable and is outstanding immediately prior to the Effective Time, shall cease to represent the right to acquire Company Common Stock and (i) Company Stock Options held by a Person whose primary place of residence or employment with the Company or any of its Subsidiaries is in Europe (as defined below) (such option, a “Europe Company Stock Options” and such person, a “European Person”) shall be converted automatically into options to acquire Parent Ordinary Shares as provided below and (ii) all other Company Stock Options (“Non-Europe Company Stock Options”) shall be converted automatically into options to acquire Parent Depositary Shares as provided below, and Parent shall assume each Company Stock Option on substantially the same terms and conditions as were applicable under such Company Stock Option (including vesting schedule and any acceleration of vesting, pursuant to any Company Employee Plan as in effect on the date hereof). The Company Board and Parent shall take, or shall cause their committees to take, all action necessary to effectuate the foregoing. From and after the Effective Time, the number of Parent Ordinary Shares purchasable upon exercise of each outstanding Europe Company Stock Option shall be equal to five (5) times (u) the product of (A) the number of shares of Company Common Stock subject to such Europe Company Stock Option on the date of the Effective Time and (B) the Merger Consideration, divided by (v) the Parent Volume Weighted Average Price; provided, that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole Parent Ordinary Share. The exercise price per share of Parent Ordinary Share under each Europe Company Stock Option shall be equal to (w) the exercise price per share of Company Common Stock at which such Europe Company Stock Option was exercisable immediately prior to the Effective Time, divided by (x) five (5) times the quotient obtained by dividing (y) the Merger Consideration by (z) the Parent Volume Weighted Average Price; provided, that such exercise price shall be rounded up to the nearest whole cent.  From and after the Effective Time, the number of Parent Depositary Shares purchasable upon exercise of each outstanding Non-Europe Company Stock Option shall be equal to (u) the product of (A) the number of shares of Company Common Stock subject to such Non-Europe Company Stock Option on the date of the

Effective Time and (B) the Merger Consideration, divided by (v) the Parent Volume Weighted Average Price; provided, that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number of Parent Depositary Shares. The exercise price per Parent Depositary Share under each Non-Europe Company Stock Option shall be equal to (w) the exercise price per share of Company Common Stock at which such Non-Europe Company Stock Option was exercisable immediately prior to the Effective Time, divided by (x) the quotient obtained by dividing (y) the Merger Consideration by (z) the Parent Volume Weighted Average Price; provided, that such exercise price shall be rounded up to the nearest whole cent.  As soon as reasonably practicable following the Effective Time (and in no event later than 15 Business Days after the Effective Time), Parent shall deliver to each holder of a Company Stock Option an appropriate notice setting forth the terms of such assumption and conversion.  The parties hereto intend that such assumption and conversion, to the extent reasonably practicable, shall conform to the requirements of Section 409A of the Code and, with respect to any Company Stock Option that is an incentive stock option (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, Section 424(a) of the Code. For purposes of this Agreement, “Europe” means only the following countries or regions: Austria, Belgium, Denmark, Eire Island, Finland, France, Germany, Greece, Italy, Luxemburg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom.

(b)           Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is vested, exercisable and outstanding immediately prior to the Effective Time shall be canceled, and Parent shall or shall cause the Surviving Corporation to, pay each holder of any such Company Stock Option at or promptly after the Effective Time for each such Company Stock Option an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased had such holder exercised such option in full by payment of the applicable exercise price in cash immediately prior to the Effective Time.  The Parent and the Surviving Corporation shall use their reasonable best efforts to provide the cash payments required by this Section 3.06(b) as soon as practicable but within fifteen Business Days following the Effective Time.

(c)           Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Restricted Share outstanding immediately prior to the Effective Time shall be converted automatically into (A) with respect to Company Restricted Shares held by a European Person, that number of restricted shares of Parent Ordinary Shares (“Parent Restricted Ordinary Shares”) equal to five (5) times the (y) the Merger Consideration, divided by (z) the Parent Volume Weighted Average Price (rounded down to the nearest whole share in respect of the aggregate number of Parent Restricted Ordinary Shares into which the aggregate number of Company Restricted Shares owned by each holder thereof immediately prior to the Effective Time shall be so converted); or (B) with respect to a Company Restricted Share held by a Person other than a European Person, that number of restricted Parent Depositary Shares (“Parent Restricted Depositary Shares”) equal to the (y) the Merger Consideration, divided by (z) the Parent Volume Weighted Average Price (rounded down to the nearest whole share in respect of the aggregate number of Parent Restricted Depositary Shares into which the aggregate number of Company Restricted Shares owned by each holder thereof immediately prior to the Effective Time shall be so converted).  Each Parent Restricted Share and Parent Restricted Depositary Share issued pursuant to this Section 3.06(c) shall remain subject to the same terms and conditions as were applicable under such Company Restricted Share (including vesting schedule and any acceleration of vesting, pursuant to any Company Employee Plan as in effect on the date hereof) (and shall bear a legend containing the same restrictions on transferability).

(d)           Parent shall take such actions as are necessary for the assumption of the Company Stock Options and the provision of Parent Restricted Ordinary Shares or Parent Restricted Depositary Shares pursuant to this Section 3.06, including the reservation and listing of Parent Depositary Shares as is necessary to effectuate the transactions contemplated by this Section 3.06.  Parent shall prepare and file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933 with respect to the Parent Depositary Shares underlying the Non-Europe Company Stock Options and with respect to the Parent Restricted Depositary Shares as provided in this Section 3.06 promptly following the Effective Time (and in no event later than 15 Business Days after the Effective Time) and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement for as long as such Non-Europe Company Stock Options and Parent Restricted Depositary Shares remain outstanding.

Section 3.07.           Treatment of Warrants.  Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each warrant issued September 26, 2003 to purchase Company Shares (the “Warrants”) outstanding immediately prior to the Effective Time and not terminated pursuant to its terms shall be assumed by Parent or Merger Subsidiary and automatically converted into the right to acquire upon exercise of the Warrant an amount in cash equal to the Merger Consideration for each share of Company Common Stock that would have been acquirable and receivable upon the exercise of such Warrant as of the Effective Time.

Section 3.08.           Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any stock split (including reverse stock split), or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.09.           Withholding Rights.  Each of Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 or 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law.  If Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, so withholds such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.10.           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 3.

ARTICLE 4
THE SURVIVING CORPORATION

Section 4.01.           Certificate of Incorporation.  The certificate of incorporation of the Company (the “Company Certificate of Incorporation”) shall be amended at the Effective Time to be substantially in the form set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02.           Bylaws.  The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03.           Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.05, except as disclosed in reasonable detail in the Company SEC Documents filed after September 19, 2006 and prior to the date of this Agreement, the Company represents and warrants to Parent that:

Section 5.01.           Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  The federal, state and foreign jurisdictions in which the Company or any of its Subsidiaries carries on any material business as of the date hereof are set forth on Section 5.06 of the Company Disclosure Schedule. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent complete and correct copies of the Company Certificate of Incorporation and bylaws of the Company (“Company Bylaws”), as currently in effect.

Section 5.02.           Corporate Authorization.  (a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, if required, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)           At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) directing that the adoption of this Agreement and the Merger be submitted to the Stockholder Meeting, if required to consummate the Merger under Delaware Law, and (iv) making the Board Recommendation.

Section 5.03.           Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters, in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Nasdaq Marketplace Rules, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04.           Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or the organizational documents of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) except as set forth in Section 5.04(iii) of the Company Disclosure Schedule, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon the Company or any of its Subsidiaries, or any Governmental Authorization affecting, or relating in any way to, the material assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05.           Capitalization.  (a)  The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company.  As of the close of business on April 30, 2007, (i) 51,367,238 Company Shares were issued and outstanding, excluding Company Restricted Shares, (ii) no shares of preferred stock of the Company were issued and outstanding, and (iii) Company Stock Options to purchase an aggregate of 6,164,221 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 3,581,921 Company Shares were vested and exercisable), (iv) 3,201,790 Company Restricted Shares were outstanding, (v) 446,279 Company Shares were reserved for issuance upon exercise of the Warrants, (vi) 78,913 Company Shares were reserved for issuance upon exercise of the warrants of the Company issued on May 27, 2003, and (vii) 1,714,286 Company Shares were reserved for issuance upon redemption of the Debenture.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable.

(b)           Section 5.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on April 30, 2007, a complete and correct list of (i) all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name or employee identity number of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such option, whether the option is intended to qualify as an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, and the Company Stock Plan pursuant to which such option was granted and a copy of each form of the Company Stock Option agreement with respect to such unvested Company Stock Options, and (ii) all outstanding Company Restricted Shares, including with respect to each such award, the name or employee identity number of the holder, the grant date and vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby), whether a Section 83(b) election was taken under the Code (if available) with respect to such Company Restricted Share, and the Company Stock Plan pursuant to which such award was granted and a copy of each form of the Company Restricted Share grant letter with respect to such unvested Company Restricted Shares.  The Company Stock Plans set forth on Section 5.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.

(c)           Except, in the case of clauses (i)-(iv) below, (x) as set forth in this Section 5.05, (y) for changes since April 30, 2007, resulting from the exercise of Company Stock Options outstanding on such date and disclosed on Section 5.05(b) of the Company Disclosure Schedule, or (z) for issuances of shares of Company Common Stock and grants of Company Stock Options expressly permitted under clauses (A) and (B) of Section 7.01(c)(i), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) except as may be required by applicable securities laws and regulations, obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  No Company Securities are owned by any Subsidiary of the Company.

(d)           The Company has made available to the Parent true and complete copies of (i) the Debenture, (ii) the Warrants, and (iii) the warrants of the Company issued May 27, 2003, in each case, as in effect on the date hereof.

Section 5.06.           Subsidiaries.  (a)  Section 5.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction and form of organization.

(b)           Each Subsidiary of the Company is a corporation or other business entity validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business and is in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth in Section 5.06(c) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Except as set forth in Section 5.06(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d)           Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

(e)           The Company has made available to the Parent true and complete copies of the charter, bylaws and other organizational documents of each of its Subsidiaries as currently in effect.

Section 5.07.           SEC Filings.  (a)  The Company has made available to Parent through the Company’s filings with the SEC, complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2006 and 2005, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2005 (the documents referred to in this Section 5.07(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b)           Except as set forth in Section 5.07(b) of the Company Disclosure Schedule, since January 1, 2005, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(d)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act, as amended or supplemented, if applicable, as of the date of such filing or amendment, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.08.           Financial Statements.  (a)  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries at their respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, condensation or omission of certain information and footnote disclosure in the case of any unaudited financial statements).

(b)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.

(c)           Except as set forth in Section 5.08(c) of the Company Disclosure Schedule, the Company is in compliance in all material respects with (i) the applicable provisions of the Exchange Act and the Sarbanes Oxley Act, and the respective rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 5.09.           Disclosure Documents.  (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Stockholder Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.  The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary.

(b)           (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any

Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary.

(c)           The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.10.           Absence of Certain Changes.  Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 7.01.

Section 5.11.           No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of any kind other than:

(a)           liabilities provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b)           liabilities incurred under this Agreement or in connection with or contemplation of the transactions contemplated hereby;

(c)           liabilities incurred in the ordinary course of business since the Company Balance Sheet Date;

(d)           liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(e)           liabilities relating to tax matters described in Section 5.15, environmental matters described in 5.19 and employee benefit plan matters described in Section 5.16.

Section 5.12.           Litigation.  Except as set forth in Section 5.12 of the Company Disclosure Schedule, there is no Proceeding pending and of which the Company has been notified or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.13.           Compliance with Applicable Law and Orders.  (a)  Except as set forth in Section 5.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not in violation of any Applicable Law or Order, except for such violations that individually or in the aggregate, are not material.

(b)           Except as set forth in Section 5.13 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary to carry on its businesses and operations as now conducted, except where the failure to have such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14.           Material Contracts.  (a)  Section 5.14 of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound as of the date hereof:

(i)            any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the 1933 Act and the 1934 Act) with respect to the Company  that would be required to be filed with the SEC as an Exhibit to a Form 10-K, (ii) any Contract with respect to partnerships, joint ventures, strategic alliances, acquisitions or dispositions, or containing covenants of the Company or any of its Subsidiaries not to compete in any line of business, industry or geographical area; (iii) any Contract which creates a partnership or joint venture or similar arrangement with respect to any business of the Company or any of its subsidiaries; (iv) any Contract that, individually or in the aggregate, would or would reasonably be expected to prevent, delay or impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement; or (v) any collective bargaining agreement.

(b)           Each Contract required to be disclosed in a Section of the Company Disclosure Schedule (each, a “Material Contract”) is in full force and effect and is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, and except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract, in each case, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15.           Taxes.  This Section 5.15 contains the sole and exclusive representations and warranties with regard to Tax matters including, without limitation, any matters arising out of or related to any Applicable Laws relating to Tax:

(a)           All material income, franchise and other Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due, or extensions of time to file have been duly obtained, in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)           The Company and each of its Subsidiaries has (i) paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any Tax Return) and (ii) without duplication, has withheld and paid (or has had paid on its behalf) all Taxes required to have been withheld and paid in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party, or in each case otherwise has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)           There is no material Proceeding now pending or proposed in writing from a Governmental Authority against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax Benefit.

(d)           Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e)           To the knowledge of Company, neither Company nor any of its subsidiaries has engaged or participated in any “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of foreign, state, or local law.

(f)            Since December 31, 2003, to the knowledge of Company, no claim has ever been made in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.  Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement or any other agreement primarily related to Tax that will remain in effect after the Closing Date.  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(g)           To the knowledge of the Company, no Person has made a material claim against the Company or any Subsidiary that remains outstanding for Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

Section 5.16.           Employee Benefit Plans.  (a)  Section 5.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan” (as defined in Section 3(3) of ERISA) as of the date hereof, each material employment, severance or similar contract (each, an “Employment Agreement”), and each material plan, practice or policy, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, loans, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether funded or unfunded (each, an “Employee Plan”), which is now or previously has been maintained, administered or contributed to, or required to be contributed to by the Company or any ERISA Affiliate of the Company and covers any U.S. employee or former U.S. employee, U.S. consultant or independent contractor, and, in the case of an Employment Agreement, any U.S. or Non-U.S. employee or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, and with respect to which the Company or, any of its Subsidiaries has or may reasonably be expected to have any liability, contingent or otherwise (each, a “Company Employee Plan”).  Copies of such Company Employee Plans, including all Employment Agreements (and, if applicable, related trust or funding agreements including insurance policies) and all amendments thereto have been made available to Parent together with, as applicable, (i) the most recent determination letter, if any received from the Internal Revenue Service; (ii) any summary plan description and most recent summary of material modifications; and (iii) the two most recent actuarial valuation reports, annual reports and Tax Returns, if any, prepared in connection with any such Company Employee Plan.

(b)           Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA (collectively, “Defined Benefit Pension Plans”), nor has the Company nor any ERISA Affiliate sponsored, maintained or contributed to, or been required to contribute to, a Defined Benefit Pension Plan within the last six years, or such longer period if the statute of limitations is still open.

(c)           Neither the Company nor any ERISA Affiliate (i) contributes to any multiemployer plan, as defined in Section 3(37) of ERISA, or (ii) has in the last six years contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to, a multiemployer plan.

(d)           Except as set forth in Section 5.16(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) maintains or contributes to any Company Employee Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment that could reasonably be expected to give rise to material liability, except to the extent required by Section 4980B of the Code.

(e)           Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.

(f)            Except as set forth in Section 5.16(f) of the Company Disclosure Schedule, each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.  The Company and each Subsidiary has made or accrued on the relevant financial statements, to the extent required by GAAP, all payments with respect to all periods ending on or prior to the Closing Date, in each case which are required by each Company Employee Plan, each related trust or by Applicable Law to be made to, or with respect to each Company Employee Plan.  No events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g)           Except as set forth in Section 5.16(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay, forgiveness of indebtedness, or distribution or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan or International Plan; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, the Surviving Corporation or Parent to amend or terminate any Company Employee Plan without liability and (iii) there is no requirement to seek waivers, consents, or agreements from employees with respect to the amendment or termination of any Company Employee Plan provided that with respect to any Company Employee Plan that is an employment agreement, an equity plan or award, or an incentive compensation plan, any such amendment or termination does not adversely affect the rights of the participants thereunder.

(h)           Except as set forth in Section 5.16(h) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(i)            Each Company Employee Plan that is providing or could reasonably be considered to provide for the deferral of compensation within the meaning of Section 409A of the Code has been operated substantially in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the relevant Internal Revenue Service notices, proposed regulations or final regulation.

(j)            There is no Proceeding pending, or, to the knowledge of the Company, threatened, against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(k)           Neither the Company nor any Subsidiary has any plan or commitment to establish any new Company Employee Plan, or to modify or to terminate any Company Employee Plan (except to the extent required by Applicable Law or to conform any such Company Employee Plan to the requirements of any Applicable Law.

(l)            Neither the Company nor any Subsidiary has any material liability, contingent or otherwise, under Title IV of ERISA, to, or with respect to any Employee Plan (other than the Company Employee Plans which are listed on Section 5.16(a) of the Company Disclosure Schedule), which is now or, within the last six years, or longer if the statute of limitations is still open, has been sponsored, maintained, contributed to, or required to, or required to be contributed to, by any ERISA Affiliate.

(m)          With respect to all Employee Plans of the Company and its Subsidiaries subject to the laws of any jurisdiction outside the United States (“International Plans”), (i) to the Company’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Laws, (ii) to the Company’s knowledge, if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, and (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book reserved based upon reasonable actuarial assumptions.

(n)           Section 5.16(n) of the Company Disclosure Schedule contains the chart of Performance Share Analysis, the chart of Cash Incentive Compensation for US Comp Plans, and the chart of Senior Management Team Compensation which sets forth projections dated April 1, 2007 for incentive compensation for 2007.

(o)           The Company has not granted any rights to acquire Company Shares or Company Restricted Shares that would be subject to conversion pursuant to Section 3.06 to any Person who was not an employee or director of the Company or a Subsidiary of the Company at the date of grant.  Solely for purposes of this Section 5.16(o), the term employee does not include any contractors or self-employed consultants engaged by the Company or any of its Subsidiaries.

Section 5.17.           Labor and Employment Matters.  Except as set forth in Section 5.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with a labor union or organization.  Except as set forth in Section 5.17 of the Company Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary.  There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees, except in each case as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 5.18.           Insurance Policies.  (a) Section 5.18(a) of the Company Disclosure Schedule lists as of the date hereof, all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy.  All of the Insurance Policies or renewals thereof are in full force and effect in all material respects.  There is no material claim by the Company or any of its Subsidiaries pending under any of such policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies.

(b)           Section 5.18(b) of the Company Disclosure Schedule lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since the Company Balance Sheet Date.  To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 5.18(b) of the Company Disclosure Schedule.

Section 5.19.           Environmental Matters.  Except as set forth in Section 5.14(b), this Section 5.19 contains the sole and exclusive representations and warranties with regard to environmental matters including, without limitation, any matters arising out of or related to Environmental Laws.  Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           The Company and its Subsidiaries are in compliance with applicable Environmental Laws.

(b)           (i) Neither the Company nor any of its Subsidiaries has caused the disposal, discharge, emission or release of Hazardous Materials on or from the Leased Real Property or any other real property formerly owned, leased or operated by Company or any of its Subsidiaries, and (ii) there are no Hazardous Materials at, under, about or migrating from or, to the knowledge of the Company, to the Leased Real Property, in each case, other than in compliance with applicable Environmental Laws or as would not be reasonably expected to result in the imposition of liability on the Company or its Subsidiaries.

(c)           The Company and its Subsidiaries have not received any written notice, citation, directive, order, or demand from any Governmental Authority concerning any non-compliance with or violation of Environmental Laws, or liabilities sought to be imposed pursuant thereto, or requiring any investigation, remediation or corrective action pursuant to Environmental Laws which remains outstanding or unresolved.

(d)           The Company and its Subsidiaries have obtained all Environmental Permits required under applicable Environmental Laws for the operation of the Company’s Business and the Leased Real Property and are in compliance with the terms and conditions of the Environmental Permits.

Section 5.20.           Intellectual Property.  (a)  Except as set forth in Section 5.20(a) of the Company Disclosure Schedule, the Company and/or its Subsidiaries exclusively own all Company IP and own or have a right to use all Intellectual Property Rights currently used or, to the knowledge of the Company, contemplated to be used, in their respective businesses.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not restrict, encumber, impair or extinguish any of the Company’s or any of its Subsidiaries’ rights in any Company IP or other Intellectual Property Rights used or, to the knowledge of the Company, contemplated to be used, in their respective businesses.

(b)           Except as set forth in Section 5.20(b) of the Company Disclosure Schedule, there are no pending, or to the knowledge of the Company, threatened Proceedings involving the Company and/or any of its Subsidiaries (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or its Subsidiaries or by any of its products or services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP other than ordinary course correspondence between the Company and any patent, trademark, or copyright Governmental Authority in connection with the prosecution or enforcement of any Registered IP.  Except as set forth in Section 5.20(b) of the Company Disclosure Schedule, the conduct of the business of the Company and/or its Subsidiaries has not in the past five (5) years and, as currently conducted and, to the knowledge of the Company, as currently contemplated to be conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person and to the knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any Company IP.

(c)           Section 5.20(c) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Registered IP currently used or, to the knowledge of the Company, contemplated to be used, in the operation of the businesses of the Company or its Subsidiaries.  The Company has paid all maintenance and other fees and made all necessary filings to maintain such Registered IP set forth or required to be set forth on Section 5.20(c) of the Company Disclosure Schedule in good standing.  All such Registered IP that is issued or registered is subsisting and in full force and effect and all such Registered IP that is an application is pending and not abandoned.  None of such Registered IP has been adjudged invalid or unenforceable in whole or part and, to the knowledge of the Company, all such Registered IP is valid.

(d)           Section 5.20(d) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all material (i) software products owned by the Company and/or any of its Subsidiaries that are sold or offered for sale by the Company or any of its Subsidiaries and (ii) other software owned by the Company and/or any of its Subsidiaries, that are used in the conduct of their respective businesses, as currently conducted or as currently contemplated to be conducted.

(e)           Section 5.20(e) of the Company Disclosure Schedule contains as of the date of this Agreement, a true and complete list of (i) all Contracts pursuant to which the Company or any of its Subsidiaries is granted rights in any third party Intellectual Property Rights or pursuant to which the Company or any of its Subsidiaries licenses any Intellectual Property Rights to a third party that are material to the business of the Company and/or its Subsidiaries, taken as a whole, excluding licenses to generally commercially available, off the shelf software programs and customer and distribution partner agreements entered into in the ordinary course of business that comprise payment obligations of less than $100,000, and (ii) all Contracts to which the Company or any of its Subsidiaries is a party to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the Company and its Subsidiaries taken as a whole.

(f)            The Company and its Subsidiaries have taken reasonable action to maintain and preserve the Company IP, including by entering into: (i) confidentiality and invention assignment agreements, substantially in the form set forth in Section 5.20(f)(i) of the Company Disclosure Schedule, with its employees, agents, consultants and contractors, which have assigned to the Company its ownership of all such Intellectual Property Rights in the Company IP and (ii) confidentiality/non-disclosure agreements, substantially in the form set forth in Section 5.20(f)(ii) of the Company Disclosure Schedule, with third parties with whom they conduct business as reasonably required in the course of conducting the Company’s current business.

(g)           The Company and its Subsidiaries maintain a privacy policy located at http://www.247realmedia.com/EN-US/privacy-policy.html and each (i) is currently in material compliance with such privacy policy and (ii) has been in material compliance with all prior privacy policies of the Company and its Subsidiaries in effect from time to time and applicable to such entity.

Section 5.21.           Properties.  Except as set forth in Section 5.14(b), this Section 5.21 contains the sole and exclusive representations and warranties with regard to real estate and property matters including, without limitation, any matters arising out of or related to Applicable Laws relating to real estate.

(a)           The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material properties and material tangible assets.  All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b)           Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently leased by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $500,000 or more (each, a “Leased Real Property”).  Neither the Company nor any of its Subsidiaries owns any real property or holds any other interests in real property (other than the leasehold interests in the Leased Real Property).

(c)           With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a currently effective right to use or occupy such Leased Real Property or any portion thereof.  The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property, except where failure to have such possession would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.22.           Finders’ Fees.  Except for Lehman Brothers Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.  The fee payable to Lehman Brothers Inc. is set forth on Section 5.22 of the Company Disclosure Schedule.

Section 5.23.           Opinion of Financial Advisor.  The Company has received the opinion of Lehman Brothers Inc., financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock is fair from a financial point of view to such holders.

Section 5.24.           Antitakeover Statutes.  Assuming the accuracy of the representations and warranties of Parent in Section 6.06, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

Section 5.25.           Privacy and Security.  The Company and its Subsidiaries: (i) have taken commercially reasonable steps in accordance with industry standard practices to protect the confidentiality and security of their software, databases, systems, networks and Internet sites and information stored or contained therein or transmitted thereby from unauthorized or improper access and, to the knowledge of the Company, there has been no unauthorized or improper access to the foregoing; (ii) do not use in connection with the provision of their products or services or intentionally collect or intentionally receive any of the following types of Personally Identifiable Information about individuals (other than personnel records for their own employees maintained in the ordinary course of business and in compliance with all Applicable Laws):  social security numbers or credit card numbers; (iii) have taken commercially reasonable steps in accordance with industry standard practices to ensure that the Company and its Subsidiaries do not use in connection with the provision of their products or services or intentionally collect or intentionally receive Personally Identifiable Information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act; (iv) have not knowingly made any representations, provided any notices or taken any actions with respect to consumers that have been inaccurate, misleading, unfair or deceptive; (v) have not received any notices or complaints from any Governmental Authority challenging its practices with respect to Personally Identifiable Information or Aggregate Information; and (vi) will not violate any Applicable Laws, Company or Subsidiary privacy policies or other obligations upon the execution, delivery and performance by the Company of this Agreement and consummation by the Company of the Merger and the other transactions contemplated hereby with respect to Personally Identifiable Information and Aggregate Information.  For purposes of this Agreement, (i) the term “Personally Identifiable Information” means data in control of the Company or any of its

Subsidiaries that would enable the Company or its Subsidiaries to specifically identify a particular person, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number; provided, however, that data shall not be Personally Identifiable Information for purposes of this Agreement if neither the Company nor any of its Subsidiaries intentionally collects or intentionally receives any such data or actually uses any such data to specifically identify a particular person as a result of any receipt of such data; and (ii) the term “Aggregate Information” means Personally Identifiable Information related to consumers and which is in the control of the Company or any of its Subsidiaries and has been aggregated such that the aggregate information would not allow the holder of such aggregate information to specifically identify any individual person.

Section 5.26.           Technology and Search/Advertising Clients.  (a)  The Company and its Subsidiaries have entered into technology agreements (collectively, “Technology Agreements”) with various clients (collectively, “Technology Clients”) in the normal course of business.  None of the Technology Clients are material with respect to the business of the Company as a whole.  The termination of any Technology Agreement would not have a Company Material Adverse Effect.  The Company’s Technology Agreement with the client set forth on Schedule 5.26(a) of the Company Disclosure Schedule contains terms consistent in all material respects with the Technology Agreements with other Technology Clients.  Except as set forth in Section 5.26 of the Company Disclosure Schedule, to the knowledge of the Company, none of the Technology Agreements contains any provision: (i) granting ownership to any entity in any material Company IP, except for nonexclusive licenses granted in the ordinary course of business, (ii) entitling any Technology Client to possession of source code of the Company or any of its Subsidiaries upon completion of the transactions contemplated by this Agreement, (iii) limiting the ability of the Company or any of its Subsidiaries to take on accounts competitive to any Technology Client or (iv) limiting the ability of the Company or any of its Subsidiaries to sell advertising in any category competitive to any Technology Client.

(b)           Notwithstanding anything set forth herein, the Company makes no representations in this Section 5.26(b) with respect to (i) any contracts between the Company and K.K. 24-7 Search, or between the Company and Dentsu with respect to K.K. 24-7 Search or Dentsu 24/7 Search Holdings B.V. that in each case are set forth on the Company Disclosure Schedule, or (ii) the contracts of search clients of K.K. 24-7 Search.  In the ordinary course of business, the Company and its Subsidiaries enter into various insertion orders and other standard form agreements with clients of their search and/or advertising businesses (collectively, “Search/Advertising Clients”).  None of the Search/Advertising Clients are material with respect to the business of the Company as a whole.  Generally, both the Company or the Subsidiary, as applicable, and the Search/Advertising Client have the ability to terminate the relationship on 90 days’ or fewer notice without cause.  The termination by any Search/Advertising Client would not have a Company Material Adverse Effect.  No more than 10% of all contracts with Search/Advertising Clients contain any provision (i) limiting the Company’s or any Subsidiary’s ability to take on accounts competitive to any Search/Advertising Client or (ii) limiting the Company’s or any Subsidiary’s ability to sell advertising in any category competitive to any Search/Advertising Client (each such contract, a “Limiting Contract”).  Except as set forth in Section 5.26(b) of the Company Disclosure Schedule, (x) the Company or the Subsidiary, as the case may be, has the ability to terminate each Limiting Contract on 90 days’ or fewer notice without cause, and (y) the restrictions set forth in each Limiting Contract lapse no more than 9 months after the termination of such Limiting Contract and (z) following the Effective Time, the restrictions set forth in each Limiting Contract will not legally preclude the Parent or any affiliate of the Parent (except for the Company and the Subsidiaries, as the case may be) from taking on accounts competitive to any Search/Advertising Client or from selling advertising in any category competitive to any Search/Advertising Client, except as may result from the Company being combined with the Parent or an affiliate of the Parent, other than as a result of the transactions contemplated by this Agreement.  To the knowledge of the Company, nothing contained in any agreement or insertion order with any Search/Advertising Client contains any provision granting ownership to any entity in any material Company IP, except for nonexclusive licenses granted in the ordinary course of business.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01.           Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate or similar powers required to carry on its business as now conducted.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities or incurred any liabilities other than in connection with or as contemplated by this Agreement.  Parent indirectly owns beneficially all of the outstanding capital stock of the Merger Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever except as would not reasonably be expected to prevent, materially delay or materially impede the ability of the Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.02.           Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, other than the approval of this Agreement by Parent as the sole stockholder of Merger Subsidiary.  No vote of the holders of Parent Stock is necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 6.03.           Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal or foreign securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 6.04.           Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 6.05.           Disclosure Documents.  (a)  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer.

(b)           The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

Section 6.06.           Ownership of Company Securities.  None of Parent or any of Parent’s “Affiliates” or “Associates”, individually or in the aggregate, is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the Delaware Law.

Section 6.07.           Litigation.  There is no Proceeding pending against or affecting or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, in each case that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.  Neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 6.08.           Financing.  Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable Merger Subsidiary to purchase all of the Company Shares outstanding pursuant to the Offer.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01.           Conduct of the Company.  Except for matters expressly contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable best efforts to (i) preserve intact its assets, including Intellectual Property Rights, and its business organization, (ii) maintain in effect all of its Governmental Authorizations, (iii) keep available the services of its present officers and executive and managerial employees, and (iv) maintain satisfactory relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it.  Without limiting the generality of the foregoing, except for matters (A) expressly contemplated by this Agreement, including the matters set forth under Section 7.03, (B) set forth on Section 7.01 of the Company Disclosure Schedule, or (C) required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a)           amend the Company Certificate of Incorporation, Company Bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(b)           (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued in accordance with clauses (A) and (B) of Section 7.01(c)(i)), (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities or (v) take any action that would result in any amendment, modification or change of any term of, or material default under, any Indebtedness of the Company or any of its Subsidiaries;

(c)           (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement and listed in Section 5.05(b) of the Company Disclosure Schedule, (B) grants of Company Stock Options or Company Restricted Shares in the ordinary course of business required to be issued prior to the Effective Time pursuant to offer letters dated as of or prior to the date hereof outstanding as of the date hereof in the aggregate not to exceed 150,000 shares of Company Common Stock (provided, however, that the Company may inform employees hired after the date of this Agreement in the ordinary course of business consistent with past practice that, upon consummation of Merger, such employees shall receive a grant of Parent Restricted Depositary Shares or Parent Restricted Ordinary Shares, up to a maximum number of shares of Parent Depositary Shares and Parent Ordinary Shares equivalent to 5,000 shares of Company Common Stock per such employee and 100,000 shares of Company Common Stock in the aggregate; provided, further, that in the event the transactions contemplated by this Agreement are not consummated by the End Date or this Agreement is otherwise terminated prior to the End Date in accordance with its terms, such grants shall become effective with respect to Company Stock Options or Company Restricted Stock, as applicable, without any further action on the part of the Company), or (C) shares issued pursuant to the Warrants and the Debenture in accordance with their respective terms as of the date hereof, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)           incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget for the Company and its Subsidiaries that is attached to Section 7.01(d) of the Company Disclosure Schedule, and not in excess of $7,000,000 in the aggregate (the “Capex Budget”);

(e)           acquire or commit to acquire (i) all or any substantial portion of a business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any assets (x) not provided for in the Capex Budget and involving a price in excess of $50,000 in the aggregate, or (y) that would adversely affect the ability of Parent or the Company to obtain approval of the Merger under the HSR Act, any Foreign Competition Law or any other Applicable Law;

(f)            enter into any joint venture, partnership or other similar arrangement (including any joint venture, partnership or other similar arrangement that is engaged in (in whole or in part), directly or indirectly, the Web advertising service business) other than arrangements with distributors or resellers in the ordinary course of business consistent with past practice that do not result in the formation of any Person or any funding obligation of the Company or any of its Subsidiaries;

(g)           sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its assets or properties except (i) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (ii) Permitted Liens incurred in the ordinary course of business consistent with past practice, (iii) any license of Company IP involving payments of less than $25,000 individually or $100,000 in the aggregate, and (iv) pursuant to existing Contracts prior to the date hereof and listed on the Company Disclosure Schedule;

(h)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger and other than a merger among wholly-owned Company Subsidiaries), or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any Company Subsidiary;

(i)            (i) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (A) increases in connection with promotions of non-officer employees in the ordinary course of business consistent with past practices of not more than $20,000 individually or $200,000 in the aggregate, (B) annual merit increases in base salaries of non-executive officer employees in accordance with past practices of not more than 3% in the aggregate and (C) increases required under Applicable Law or existing Employee Plans listed in the Company Disclosure Schedule, (ii) grant to any current or former director or executive officer of the Company or any of its Subsidiaries any severance, change in control, retention or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing Company Employee Plans or existing policy, or (iii) adopt, enter into or amend or commit themselves to adopt, enter into or amend any Company Employee Plan except for amendments as required under Applicable Law (including  modifications that are necessary or advisable to comply with Section 409A of the Code, subject to approval of Parent, which will not be unreasonably withheld) or pursuant to the terms of such plan;

(j)            except as required by GAAP or Regulation S-X under the 1934 Act, make any change in any method of accounting principles, method or practices;

(k)           (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of any unaffiliated third party or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any of its Subsidiaries;

(l)            enter into, amend, renew, terminate or waive any right to terminate (i) any Material Contract, (ii) any Contract or other right (x) with an annual cost to the Company in excess of $500,000 or an aggregate cost to the Company in excess of $1,000,000 or (y) reasonably expected to create annual gross profit for the Company in excess of $3,000,000, or (iii) any Contract, other than an ad-serving Contract, that has a term in excess of twelve (12) months that is not terminable by the Company or a Company Subsidiary upon notice of ninety (90) days or less without payment or penalty;

(m)          make or change any material Tax election, or any annual Tax accounting method, principle, or practice, except insofar as required by GAAP, or file any material amended Tax Return, except that in the Company’s reasonable judgment is necessary to correct an error or mistake;

(n)           institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(o)           fail to maintain any of its material Intellectual Property Rights or fail to take such actions as are reasonable to enforce or prosecute its material Intellectual Property Rights in any material respect;

(p)           waive, release or assign any claims or rights other than releases, made in the ordinary course of business consistent with past practices, of any customer claims or rights having a value of not more than $50,000 individually or $300,000 in the aggregate and only involving the release of payment obligations;

(q)           fail to use commercially reasonable best efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any Company Subsidiary, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect; provided that neither the Company nor any Company Subsidiary shall obtain or renew any insurance (or reinsurance) policy for a term exceeding twelve (12) months;

(r)            enter into or commit to enter into any Contract which contains covenants of the Company or any of its Subsidiaries which prohibit, restrict or limit the ability of any of them (or, from and after the Effective Time, prohibit, restrict or limit the ability of the Parent or any of its Subsidiaries) from engaging in a line of business or industry or in business in a geographic area;

(s)           take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Section 10 hereto or any of the conditions or requirements to the Offer set forth in Annex I not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(t)            take any action to exempt any Person from, or make any Person not subject to, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (other than Parent, Merger Sub or any Subsidiary of Parent or Merger Sub);

(u)           take any action which would, directly or indirectly, restrict or impair the ability of Parent or Merger Sub to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Merger Sub;

(v)           (i) terminate the employment of the Company’s Chief Executive Officer, or knowingly and intentionally take any action, or knowingly and intentionally permit any action to be taken, that would permit the Company’s Chief Executive Officer to terminate his employment for Good Reason (as defined in his employment agreement) or (ii) terminate the employment of any employee whose employment agreement or letter is described (or is required to be described) on Section 5.14 or Section 5.16 to the Company Disclosure Schedule (except for Cause, as defined in each applicable employee’s employment, severance or similar agreement, as applicable) or knowingly and intentionally take any action, or permit any action to be taken, that would permit any such employee to terminate his or her employment for Good Reason (as defined in each applicable employee’s employment, severance or similar agreement, as applicable), unless in each case the Company Board determines in good faith that any such termination or action is required or advisable for it to comply with its fiduciary obligations under Applicable Law; or

(w)          except as permitted in Section 7.03, authorize or enter into a Contract or arrangement to take any of the actions described in clauses (a) through (v) of this Section 7.01.

Section 7.02.           Stockholder Meeting; Proxy Material; Short Form Merger.  (a)  If the Stockholder Approval is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253(a) of Delaware Law, then, in accordance with Applicable Law, the Company Certificate of Incorporation and the Company Bylaws, the Company, in consultation with Parent, shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting by no more than ten Business Days and the Company shall use reasonable best efforts during such ten-Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by Applicable Law, the Company Certificate of Incorporation or the Company Bylaws.  Subject to Section 7.03(b), the Company Board shall recommend unanimously that the stockholders of the Company grant the Stockholder Approval and use reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting.

(b)           If the Stockholder Approval is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253(a) of Delaware Law, then, in accordance with Applicable Law, the Company Certificate of Incorporation and the Company Bylaws, as promptly as practicable after the consummation of the Offer, the Company, at the request of the Parent, shall prepare and file with the SEC the Proxy Statement and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, as promptly as practicable circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.  Subject to Section 7.03(b), the Proxy Statement shall contain the unanimous recommendation of the Company Board to the stockholders of the Company to grant the Stockholder Approval.  The Parent shall furnish all information concerning the Parent and Merger Subsidiary as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel.  The Company shall (i) as promptly as practicable after the receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel, (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC, and (v) use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(c)           Notwithstanding any provision of this Agreement to the contrary, if Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Company Shares pursuant to the Offer, through exercise of the Top Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of stockholders of the Company, in accordance with Section 253(a) of Delaware Law.

Section 7.03.           No Solicitation; Other Offers.  (a)  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their Representatives to, and the Company shall instruct, and cause each Subsidiary and Affiliate, if any, to instruct, each such Representative not to, directly or indirectly, solicit or initiate the submission of any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 7.03(b), (i) conduct or engage in any discussions or negotiations with, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (iii) enter into any binding agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal.  Subject to Section 7.03(b), neither the Company Board nor any committee thereof shall fail to make or withdraw the Board Recommendation, approve or recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares or withdraw any approval by the Compensation Committee referred to in Section 7.07, take any action or make any public statement inconsistent with the Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse

Recommendation Change”).  The Company shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, and shall promptly request that each Third Party return or destroy all confidential information furnished to it.  Without limiting the generality of the foregoing, it is understood that any violation of the restrictions contained in this Section 7.03 by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

(b)           Notwithstanding the foregoing, prior to the acceptance for payment of Company Shares under the Offer (in the case of clauses (i) through (iii) below), the Company Board, directly or indirectly through any Representative, may (i) subject to compliance with Section 7.03(c), engage in negotiations or discussions with any Third Party that has made a bona fide Acquisition Proposal in writing that (x) did not result from a breach or violation of the provisions of Section 7.03(a), and (y) the Company Board reasonably believes, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation, constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidential Disclosure Agreement dated as of April 17, 2007 between the Company and Parent (the “Confidentiality Agreement”) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.03, (ii) following receipt of and on account of such Superior Proposal, make an Adverse Recommendation Change, provided it has first complied with Section 7.03(d), and/or (iii) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith by a majority vote, after considering the advice of outside legal counsel to the Company, that it is necessary to take such action to comply with its fiduciary duties under Applicable Law; provided, however, that the Company Board shall be entitled to make an Adverse Recommendation Change if it complies with Sections 7.03(b), (c) and (d) of this Agreement and it determines in good faith by a majority vote, after considering the advice of outside legal counsel to the Company, that it is necessary to take such action to comply with its fiduciary duties under Applicable Law.  Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal.

(c)           The Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent orally or in writing of any Acquisition Proposal that the Company receives, which notification shall include (i) the material terms and conditions of such Acquisition Proposal, and (ii) the identity of the Person making such Acquisition Proposal.  The Company shall promptly provide to Parent any non-public information concerning the Company provided any other Person in connection with any Acquisition Proposal which was not previously provided to Parent.  The Company shall keep Parent informed on a reasonably current basis (but in any event within twenty-four (24) hours) of the status and material terms and conditions (including all amendments) of any such Acquisition Proposal.

(d)           The Company Board shall not effect any Adverse Recommendation Change with respect to an Acquisition Proposal or take any action referred to in Section 11.01(d)(ii) unless (A) the Acquisition Proposal constitutes a Superior Proposal, (B) the Company Board has (i) given Parent at least three (3) Business Days’ notice in writing of its intent to take such action, specifying the material terms of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood that any amendment to the financial terms or other material amendment to the terms of such Superior Proposal shall require the delivery of a new notice and the commencement of a new three (3) Business Day period), (ii) negotiated with Parent in good faith any amendment to this Agreement proposed by Parent and (iii) taken into account any such amendment entered into or to which Parent irrevocably covenants to enter into and for which all internal approvals of Parent have been obtained, in each case, prior to the end of such three (3) Business Day period, and (C) such Superior Proposal thereafter remains a Superior Proposal.

Section 7.04.           Access to Information.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, and subject to the Confidentiality Agreement, upon reasonable advance notice, the Company shall (i) give to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, officers and employees of the Company and its Subsidiaries (including continued access to the IntraLinks on-line data room), (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, (B) such disclosure would, based on the advice of outside counsel, violate any agreement to which the Company or any of its Subsidiaries is a party, or (C) such disclosure would, based on the advice of outside counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information.  Any request for access or information pursuant to this Section 7.04 shall be directed to any of the persons listed on Section 7.04 of the Company Disclosure Schedule, or to any other person to which any such person listed may expressly direct, and any investigation pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 7.05.           Notice of Certain Events.  (a)  In connection with the continuing operation of the business of the Company and its Subsidiaries prior to the Effective Time, subject to Applicable Law, the Company shall consult on a reasonably regular basis with Parent with respect to significant (individually or in the aggregate) operational developments, the general status of relationships with customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent.

(b)           Each of the Company and Parent shall promptly notify the other if it obtains knowledge of any of the following:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)          any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12, or that relate to the consummation of the transactions contemplated by this Agreement; and

(iv)          that (i) any representation or warranty made by it contained in this Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” has become untrue or inaccurate in any respect or any such representation or warranty that is not so qualified has become untrue or inaccurate in any material respect; (ii) it has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) there has occurred any event that, individually or in the aggregate, is reasonably likely to cause a Company Material Adverse Effect or cause any of the conditions of the Offer to become incapable of fulfillment.

Section 7.06.           FIRPTA Certificate.  The Company shall deliver to Parent (a) a certification dated not more than 30 days prior to the date of the consummation of the Offer and (b) to the extent necessary in light of the certification delivered pursuant to clause (a), an additional certification dated not more than 30 days prior to the Effective Time, in each case signed by the Company and to the effect that the Company Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

Section 7.07.           Rule 14d-10(d).  Prior to the expiration date of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each arrangement entered into by the Company or its Subsidiaries since discussions relating to the transactions contemplated hereby commenced between Parent and the Company, with any of its officers, directors or employees pursuant to which any payments are made or to be made or benefits granted or to be granted to such officer, director or employee for past services performed, future services to be performed, or future services to be refrained from performing (including under Section 3.06) to be approved as an employment compensation, severance or other employee benefit arrangement for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

ARTICLE 8
COVENANTS OF PARENT

Parent agrees that:

Section 8.01.           Obligations of Merger Subsidiary.  Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.  Parent hereby guarantees the payment by Merger Subsidiary of any amounts payable by Merger Subsidiary pursuant to the Offer or otherwise pursuant to this Agreement.

Section 8.02.           Voting of Shares.  Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.

Section 8.03.           Employment and Benefit Matters.  (a)  For the period commencing on the Effective Date and ending on December 31, 2008, the Parent agrees to cause the Surviving Corporation to maintain the compensation levels, including base salary, cash-based incentive opportunities, retirement, health and welfare benefits, but not any stock-based compensation or benefits, for the employees of the Company who remain employed after the Effective Time (the ‘‘Company Employees’’) that are, in the aggregate, no less favorable than those in effect for the Company Employees on the date hereof; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Employee Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with Applicable Law.  The Parent will treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or any Subsidiary of the Company attributable to any period before the Effective Time as service rendered to the Parent or any Subsidiary of the Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, (x) applicability of minimum waiting periods for participation, and (y) calculation of benefits under severance, sick pay, and vacation pay programs and similar plans, but not otherwise for purposes of benefit accrual or as would result in a duplication of benefits.  Without limiting the foregoing, the Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Parent to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Effective Date, and any deductibles paid by Company Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Date occurs shall be credited towards deductibles under the health plans of the Parent or any Subsidiary of the Parent.  The Parent will make appropriate arrangements with its insurance carrier(s) to ensure such result.  Nothing contained in this Agreement shall restrict the ability of Parent and its Affiliates to terminate the employment of any Company Employee for any reason at any time following the Effective Date.

(b)           The Parent shall honor, or cause the Surviving Corporation to honor, all employment, severance or similar contracts listed in Section 8.03(b) of the Company Disclosure Schedule.

Section 8.04.           Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)           At all times after the acceptance for payment of any Company Shares pursuant to the Offer until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries and each employee or former employee that is a party to an indemnification agreement as set forth on Section 8.04 of the Company Disclosure Schedule (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law and any other Applicable Law or provided under the Company Certificate of Incorporation and Company Bylaws in effect on the date hereof.

(b)           Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term.  If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Persons than the Company’s existing directors’ and officers’ liability insurance.  Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company shall not pay more than six (6) times the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two sentences of this Section 8.04(b).

(c)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.

(d)           The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement of expenses and exculpation of present and former directors and officers on the same basis as set forth in the Company’s certificate of incorporation and bylaws in effect on the date hereof.  For six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of Indemnified Persons, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under

Delaware Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(e)           The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, upon ten (10) Business Days of receipt by the Surviving Corporation of a request therefor, provided that such Indemnified Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Indemnified Person is not entitled to indemnification.

(f)            The rights of each Indemnified Person under this Section 8.04 shall be in addition to any rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person against the Surviving Corporation.

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01.           Reasonable Best Efforts.  (a)  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days of the date hereof, and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days of the date hereof, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.

(c)           Each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication (including any analyses, presentations, memoranda, briefs, agreements, opinions and proposals) to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party in advance and, to the extent permitted by such Governmental Authority and consistent with the reasonably determined confidentiality obligations of each party, gives each other party the opportunity to attend and participate in such meeting, provided that if the Governmental Authority does not permit such participation by the other parties, or if all parties agree that such joint participation would not be advisable, each party shall allow outside counsel for the other parties to attend and participate to the extent permitted by the Governmental Authority, and (iii) furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Subsidiaries to enter into any agreement with any Governmental Authority, or to consent to any Order, requiring it to hold separate or divest, or to restrict its dominion or control over, or its conduct with respect to, any of the assets, properties or business of Parent, the Company or any of their respective Subsidiaries.

Section 9.02.           Certain Filings.  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03.           Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

Section 9.04.           Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 10
CONDITIONS TO THE MERGER

Section 10.01.         Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           if required by Delaware Law, the Stockholder Approval shall have been obtained;

(b)           no Applicable Law or Order shall prohibit the consummation of the Merger; and

(c)           Merger Subsidiary (or Parent on Merger Subsidiary’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn, provided, however, that this Section 10.01(c) shall not be a condition to the obligation of Parent or Merger Subsidiary to consummate the Merger if the failure to satisfy such condition shall arise from Parent’s or Merger Subsidiary’s breach of any provision of this Agreement.

ARTICLE 11
TERMINATION

Section 11.01.         Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written agreement of the Company and Parent;

(b)           by either the Company or Parent, if:

(i)            the Offer has not been consummated on or before October 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by the End Date;

(ii)           there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited, or (B) enjoins Merger Subsidiary from accepting for payment of, and paying for, the Company Shares pursuant to the Offer or the Company or Parent from consummating the Merger; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 9.01; or

(iii)          if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) in the case of the Company shall result in any condition to the Offer set forth in Annex I not being satisfied, and (B) in the case of a breach by Parent or Merger Subsidiary, shall have had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Parent or Merger Subsidiary’s ability to consummate the Offer or the Merger (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof by the defaulting party from the non-defaulting party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 11.01(b)(iii) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period); or

(c)           by Parent, if:

(i)            an Adverse Recommendation Change shall have occurred;

(ii)           the Company shall have entered into a binding agreement (other than a confidentiality agreement contemplated by Section 7.03(b)) relating to any Acquisition Proposal;

(iii)          the Company or any of its Representatives shall have materially breached (or be deemed pursuant to the terms thereof to have materially breached) any of its obligations under Section 7.03; or

(iv)          if prior to the purchase of shares of Company Common Stock pursuant to the Offer (A) an Acquisition Proposal has been publicly announced or otherwise become publicly known, (B) the Minimum Condition shall not have been satisfied (at a time when all of the other conditions to the Offer set forth in Annex I are satisfied or waived) immediately prior to midnight on the expiration date of the Offer, as it may have been extended by Merger Subsidiary at the request of the Company in accordance with this Section 11.01(c)(iv), (C) Parent shall have provided notice to the Company of its intent to terminate this Agreement pursuant to this Section 11.01(c)(iv) by 6:00 a.m., New York City time, on the next Business Day after any such expiration date of the Offer, and (D) the Company shall not have required Merger Subsidiary, by notice to Merger Subsidiary given prior to 9:00 a.m., New York City time, on the next Business Day after any such expiration date of the Offer, to extend the expiration date of the Offer for up to 10 Business Days, provided that the Company may not require Merger Subsidiary to so extend the expiration date of the Offer pursuant to this Section 11.01(c)(iv) more than twice; or

(d)           by the Company, if prior to the acceptance for payment of the Company Shares under the Offer, the Company Board, in compliance with the terms of this Agreement, (i) makes an Adverse Recommendation Change or (ii) authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal (other than a confidentiality agreement contemplated by Section 7.03(b)), provided that, in each case, (A) the Company was in compliance with Section 7.03, (B) immediately prior to termination of this Agreement, the Company pays the amounts due pursuant to Section 12.04 in accordance with the terms specified therein, and (C) immediately following termination of the Agreement the Company enters into such definitive agreement to effect such Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to each other party hereto.

Section 11.02.         Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that if such termination shall result from the willful and material (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure.  The provisions of this Section 11.02 and Sections 12.04, 12.06 and 12.07 through 12.12 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

Section 12.01.         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

WPP Group plc
27 Farm Street
London W1J 5RJ
England
Attn:	Group Chief Counsel
Facsimile: +44-207-409-7502

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn:	Arthur Fleischer, Jr. Esq.
Aviva Diamant, Esq.
Facsimile: 212-859-4000

with a copy to:

Davis & Gilbert LLP
1740 Broadway
Third Floor
New York, New York 10019
Attn:	Curt C. Myers, Esq.
Facsimile: (212) 468-4888

with a copy to:

Allen & Overy LLP
One Bishops Square
London E1 6AO
England
Attn:	Mark Gearing, Esq.
Facsimile: +44-203-088-0088

if to the Company, to:

24/7 Real Media, Inc.
132 West 31st Street
New York, NY 10001
Attn:	David J. Moore, Chairman and Chief Executive Officer Mark E. Moran, Esq., Executive Vice President and General Counsel
Facsimile: 212-760-1774

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attn:	Ronald R. Papa, Esq. Ori Solomon, Esq.
Facsimile: (212) 969-2900

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02.         Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03.         Amendments and Waivers.  (a)  Except as set forth in Section 2.03(c), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04.         Expenses.  (a)  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)           If this Agreement is terminated pursuant to Section 11.01(c)(i), Section 11.01(c)(ii) or Section 11.01(d), then the Company shall pay to Parent (by wire transfer of immediately available funds), simultaneously with (or, in the case of a termination pursuant to Section 11.01(d), immediately prior to) the occurrence of such termination, a fee in an amount equal to $24,000,000.

(c)           If this Agreement is terminated pursuant to Section 11.01(c)(iii) or 11.01(c)(iv) and within 12 months following the date of such termination the Company shall have (A) consummated an Acquisition Proposal, or (B) entered into a definitive agreement with respect to an Acquisition Proposal which shall have been consummated within 24 months following the date of such termination, then the Company shall pay to Parent (by wire transfer of immediately available funds), within one Business Day of the consummation of such transaction, a fee in an amount equal to $24,000,000.  For purposes of this Section 12.04, each reference to 20% or 80%, respectively, in the definition of “Acquisition Proposal” shall be deemed to be 50%.

(d)           Without limiting the provisions of Section 11.02, if this Agreement is terminated by either party pursuant to Section 11.01(b)(iii), then the other party shall pay to the terminating party, within two (2) Business Days after the date of termination, the expenses of the terminating party and its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to $3,500,000.

(e)           The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.  Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 12.04, when due, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

(f)            Notwithstanding the foregoing, the Company shall not be required to pay any fee pursuant to Section 12.04(b) or Section 12.04(c) if, at the time of termination of this Agreement, Parent or Merger Subsidiary is in material breach of this Agreement.  In no event shall more than one fee be payable under Section 12.04(b) and Section 12.04(c).

Section 12.05.         Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent, except that the representations and warranties contained in Section 5.05 shall be qualified only by Section 5.05 of the Company Disclosure Schedule and any other sections of the Company Disclosure Schedule that are cross-referenced in such Section 5.05.

Section 12.06.         Binding Effect; Benefit; Assignment.  (a)  The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.

Section 12.07.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 12.08.         Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Chancery Court of the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09.         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.         Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Facsimile transmission of any signature shall be deemed the same as delivery of the original.

Section 12.11.         Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 12.12.         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[END OF TEXT.  SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WPP GROUP PLC

By:	/s/ Paul Richardson
	Name:	Paul Richardson
	Title:	Group Finance Director

TS TRANSACTION, INC.

By:	/s/ Paul Richardson
	Name:	Paul Richardson
	Title:	Group Finance Director

24/7 REAL MEDIA, INC.

By:	/s/ David J. Moore
	Name:	David J. Moore
	Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO THE MERGER AGREEMENT]

ANNEX I

Notwithstanding any other provision of the Offer, but subject to compliance with Section 2.01(a) of the Agreement, Merger Subsidiary (i) shall not be required to accept for payment or pay for any tendered Company Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Company Shares, and (iii) may terminate or amend the Offer as to Company Shares not then paid for, in the event that (x) at the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.01(a) of the Agreement): (A) the Minimum Condition shall not have been satisfied; or (B) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act or any Foreign Competition Law shall not have expired or been terminated, or any affirmative approval of a Governmental Authority required under any Foreign Competition Law shall not have been obtained; or (y) immediately prior to acceptance of Company Shares for payment in the Offer any of the following conditions exists:

(a)           any action shall be taken, or any Applicable Law or Order shall be enacted, entered, enforced, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority (other than the application of the waiting period provisions of the HSR Act or any Foreign Competition Law to the Offer or the Merger), (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Company Shares by Parent or Merger Subsidiary or the consummation of the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking, directly or indirectly, to impose material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders; or

(b)           (i) any of the representations and warranties of the Company contained in Section 5.05(a) and Section 5.05(c) shall not be true in all but de minimis respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which need only to be true in all but de minimis respects as of such date), (ii) any of the representations and warranties of the Company contained in Sections 2.02(a)(i), 5.02, 5.04(i), 5.23 and 5.24, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all respects as of such specified date), or (iii) any of the other representations and warranties of the Company contained in this Agreement, disregarding any materiality or Company Material Adverse Effect

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qualifications contained in any such representation or warranty, shall not be true in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which need only to be true in all respects as of such date); provided that the condition set forth in this paragraph (c)(iii) shall be deemed to have been satisfied unless the individual or aggregate impact of the failure to be true of the representations and warranties of the Company contained in this Agreement would reasonably be expected to have a Company Material Adverse Effect; or

(c)           the Company shall have breached or failed to perform in any material respect any of its material obligations under the Agreement and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent; or

(d)           any change or development shall have occurred following the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(e)           (i) an Adverse Recommendation Change shall have occurred and not been withdrawn, or (ii) the Company shall have entered into a binding agreement (other than a confidentiality agreement contemplated by Section 7.03(b) of the Agreement) relating to any Acquisition Proposal and such agreement shall remain in effect; or

(f)            the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Subsidiary, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Subsidiary.  The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms that are used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger (the “Agreement”), dated as of May 17, 2007, by and among WPP Group plc, a United Kingdom public limited company (“Parent”), TS Transaction, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”) and 24/7 Real Media, Inc., a Delaware corporation (the “Company”).

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